Exhibit 99.4

Selected Financial Data

Danaher Corporation and Sybron Dental Specialties, Inc.

Unaudited Pro Forma Condensed Combined Statement of Earnings

1. Description of Transaction and Basis of Presentation

On May 16 2006, Danaher Corporation (“Danaher”) acquired a majority of the outstanding shares of Sybron Dental Specialties, Inc.(“Sybron”) and on May 19, 2006, acquired all of the remaining outstanding shares of Sybron, in each case for $47 per share. Sybron is a leading manufacturer of a broad range of value-added products for the dental profession and had annual revenues of approximately $650 million in its most recent completed fiscal year. Danaher paid total consideration of approximately $2 billion for the Sybron shares, including transaction costs and net of $94 million of cash acquired, and assumed approximately $182 million of debt. Substantially all of the assumed debt was subsequently repaid or refinanced by Danaher prior to June 30, 2006. Danaher financed the acquisition of shares and the refinancing of the assumed debt primarily with proceeds from the issuance of commercial paper, as discussed below, and to a lesser extent from available cash. The Sybron acquisition resulted in the recognition of a preliminary estimate of goodwill of $1.7 billion primarily related to Sybron’s future earnings and cash flow potential and the world-wide leadership position of Sybron in many of its served markets. Sybron has been included in Danaher’s Consolidated Statement of Earnings since May 19, 2006.

In May 2006, Danaher established a U.S. commercial paper program, and an indirect wholly-owned financing subsidiary of Danaher established a Euro-commercial paper program under which Danaher and its financing subsidiary may issue and sell unsecured, short-term promissory notes in aggregate principal amount not to exceed $2.2 billion. Danaher and its financing subsidiary issued approximately $2 billion of commercial paper in May 2006 and used the proceeds principally to fund its acquisition of Sybron. As of June 30, 2006, $703 million remained outstanding under the U.S. program at an average interest rate of 5.1% and $1,070 million in Euro-denominated commercial paper borrowings (€837 million) at an average interest rate of 2.9% remained outstanding under the Euro program.

The unaudited pro forma condensed combined financial information reflecting the combination of Danaher and Sybron is provided for informational purposes only. The pro forma information is not necessarily indicative of what the companies’ results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed financial information was prepared using the purchase method of accounting with Danaher treated as the acquirer. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the merger.

In the Unaudited Pro Forma Condensed Combined Statements of Earnings, a provision for amortization of identified intangible assets including customer relationships and proprietary technology has been made. The amounts allocated to acquired assets and liabilities in the Unaudited Pro Forma Condensed Combined Financial Statements are based on management’s preliminary internal valuation estimates. Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed by Danaher with the assistance of outside valuation specialists. Accordingly, the purchase allocation pro forma adjustments included in the Unaudited Pro Forma Condensed Statements of Earnings are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.

The Unaudited Pro Forma Condensed Combined Statements of Earnings also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets. The Unaudited Pro Forma Condensed Combined Statements of Earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the merger.

The Unaudited Pro Forma Condensed Combined Statements of Earnings do not reflect nonrecurring charges resulting from the merger. The substantial majority of nonrecurring charges resulting from the merger are comprised of costs associated with the acceleration of stock options under the Sybron option program and certain investment banker, legal and fairness opinion costs incurred by Sybron associated with the transaction. Danaher and Sybron management have reviewed their respective accounting policies and have determined that conforming Sybron’s policies to Danaher’s policies creates no significant differences that impact the Pro Forma Condensed Combined Statements of Earnings other than the timing of the adoption of FAS 123 ( r) “Share-Based Payment” in the quarter-ended December 31, 2005 by Sybron. An appropriate pro forma adjustment has been made to conform the adoption of FAS 123 ( r) in accordance with Danaher’s adoption effective January 1, 2006.

Danaher has a fiscal year end of December 31 whereas prior to the acquisition, Sybron had a September 30 calendar year end. In order to prepare the Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended December 31, 2005, Sybron’s operating results were first conformed to Danaher’s year-end. This was done utilizing Sybron’s historical audited financial statements as of and for the year ended September 30, 2005, and their historical unaudited financial statements as of and for the three-month periods ended December 31, 2005 and December 31, 2004.

Selected Financial Data

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Year Ended December 31, 2005

(in thousands, except per share data)

	Danaher (a)	Sybron (b), (c)	Pro Forma Adjustments		Pro Forma Combined
Sales	$7,984,704	$658,657	$—		$8,643,361
Operating costs and expenses:
Cost of sales	4,539,689	288,991	(100	)(h)	4,828,580
Selling, general and administrative expenses	2,175,751	246,510	34,950	(d)(f)(h)	2,457,211
Other expense (income), net	4,596	(488)	—		4,108

Total operating expenses	6,720,036	535,013	34,850		7,289,899

Operating income	1,264,668	123,644	(34,850)		1,353,462

Interest expense	(44,933)	(18,986)	(92,042	)(e)(g)	(155,961)
Interest Income	14,707	—	—		14,707

Earnings before income taxes	1,234,442	104,658	(126,892)		1,212,208
Income taxes	336,642	28,484	(34,895	)(j)	330,231

Net earnings	$897,800	$76,174	$(91,997)		$881,977

Earnings Per Share:
Basic net earnings per share	$2.91				$2.86
Diluted net earnings per share	$2.76				$2.72

Average common stock and common stock equivalent shares outstanding
Basic	308,905				308,905
Diluted	327,983				327,983

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Earnings.

Selected Financial Data

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Six Months Ended June 30, 2006

(in thousands, except per share data)

	Six months ended June 30, 2006 (including the results of Sybron from May 19, 2006 to June 30, 2006) Danaher (a)	January 1, 2006 to May 19, 2006 Sybron (b), (c)	Pro Forma Adjustments		Pro Forma Combined
Sales	$4,493,425	$272,907	$—		$4,766,332
Operating costs and expenses:
Cost of sales	2,544,625	118,007	—		2,662,632
Selling, general and administrative expenses	1,286,064	107,131	16,450	(d)(f)	1,409,645
Other expense (income), net	(15,617)	65,248	(63,211	)(i)	(13,580)

Total operating expenses	3,815,072	290,386	(46,761)		4,058,697

Operating income	678,353	(17,479)	46,761		707,635
Interest expense	(27,275)	(11,312)	(29,345	)(e)(g)	(67,932)
Interest Income	5,831	—	—		5,831

Earnings before income taxes	656,909	(28,791)	17,416		645,534
Income taxes	126,668	(9,536)	4,702	(j)	121,834

Net earnings	$530,241	$(19,255)	$12,714		$523,700

Earnings Per Share:
Basic net earnings per share	$1.73				1.70
Diluted net earnings per share	$1.65				$1.62

Average common stock and common stock equivalent shares outstanding
Basic	307,348				307,348
Diluted	324,024				324,024

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Earnings.

Selected Financial Data

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS

a)	Represents Danaher’s historical consolidated statement of earnings for the year ended December 31, 2005 and the six months ended June 30, 2006. Danaher’s consolidated statement of earnings for the six months ended June 30, 2006 includes the results of Sybron for the period May 19, 2006 to June 30, 2006.
b)	Represents Sybron’s recasted consolidated statement of income for the twelve months ended December 31, 2005, as derived from the Company’s historical consolidated statements of income, and the period January 1, 2006 to May 19, 2006, the date of acquisition by Danaher. Sybron’s recasted consolidated statement of income for the twelve months ended December 31, 2005 is derived from subtracting the results of the three months ended December 31, 2004 from the fiscal year ended September 30, 2005 and then adding the results from the three months ended December 31, 2005.
c)	Certain reclassifications have been made to the historical presentation of Sybron’s historical consolidated statement of income for the twelve months ended December 31, 2005 and the period January 1, 2006 to May 19, 2006 to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statement of Earnings.
d)	Adjustment reflecting additional depreciation of $511,000 for the twelve months ended December 31, 2005 and $215,000 for the six months ended June 30, 2006 reflecting estimated step-up in property, plant and equipment to fair value.
e)	Adjustment to decrease interest expense $951,000 and $337,000 for the twelve months ended December 31, 2005 and the six months ended June 30, 2006, respectively, related to fair value adjustment of capital lease obligation.
f)	Represents an increase in intangible asset amortization expense of $36.9 million and $16.2 million for the twelve months ended December 31, 2005 and the six months ended June 30, 2006, respectively, resulting from the fair value adjustments to Sybron’s intangible assets.
g)	Adjustment to reflect the Danaher’s pro forma interest expense reflects (1) additional interest expense of $93.0 million and $29.7 million for the twelve months ended December 31, 2005 and for the six months ended June 30, 2006 related to approximately $2 billion of commercial paper borrowings issued to acquire Sybron and pay-off $164 million of assumed Sybron debt.
h)	Adjustment to eliminate stock option expense recorded by Sybron in the three months ended December 31, 2005. Sybron adopted the provisions of FAS 123( r) on October 1, 2005. Danaher adopted the provisions of FAS 123(r) on January 1, 2006. Sybron recorded $2.5 million of stock option expense in Selling, General & Administrative and $100,000 in Cost of Sales for the period December 31, 2005.
i)	Adjustment for expenses incurred by Sybron related to the merger with Danaher. The costs consist of the following ($ in thousands):

Stock option accelerated vesting expense	$49,684
Investment Banker Fees	9,870
Professional Fees	3,657

$63,211

j)	Adjustment to apply the Company’s effective tax rate of 27% and 27.5% to the pretax earnings/(loss) of the pro forma adjustments for the twelve months ended December 31, 2005 and for the six months ended June 30, 2006.